Exhibit 99.5

TENET HEALTHSYSTEM MW, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

September 30, 2004

ASSETS
Current assets:
Cash	$588,000
Accounts receivable, less allowance for doubtful accounts of $6,984,000	22,001,000
Inventories of supplies, at cost	3,097,000
Prepaid expenses and other current assets	3,364,000

Total current assets	29,050,000
Property and equipment, net	61,076,000
Goodwill	5,028,000
Other intangible assets, net of accumulated amortization of $1,830,000	4,788,000
Investments and other assets	200,000

Total assets	$100,142,000

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$9,370,000
Accrued employee compensation and benefits	7,310,000
Other current liabilities	9,841,000

Total current liabilities	26,521,000
Due to affiliate	43,085,000
Note payable to affiliate	60,000,000

Total liabilities	129,606,000
Commitments and contingencies
Shareholder’s equity (deficit):
Common stock, $1 par value. Authorized, issued, and outstanding 1,000 shares	1,000
Additional paid-in capital	15,168,000
Accumulated deficit	(44,633,000)

Total shareholder’s deficit	(29,464,000)

Total liabilities and shareholder’s deficit	$100,142,000

See accompanying notes to condensed consolidated financial statements.

TENET HEALTHSYSTEM MW, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Nine months ended September 30, 2003 and 2004

	2003	2004

Net patient service revenue	$150,031,000	$149,040,000
Other revenue	5,084,000	3,483,000

Net operating revenue	155,115,000	152,523,000

Operating expenses:
Salaries and benefits	79,886,000	83,315,000
Supplies	20,675,000	24,272,000
Provision for doubtful accounts	7,996,000	10,466,000
Other operating expenses	34,185,000	36,398,000
Depreciation	3,485,000	4,281,000
Amortization	262,000	337,000

Total operating expenses	146,489,000	159,069,000

Income (loss) from operations	8,626,000	(6,546,000)
Interest expense to affiliate	4,500,000	4,500,000
Minority interest expense	1,107,000	—

Income (loss) before income taxes	3,019,000	(11,046,000)
Income tax expense (benefit)	1,131,000	(4,138,000)

Net income (loss)	$1,888,000	$(6,908,000)

See accompanying notes to condensed consolidated financial statements.

TENET HEALTHSYSTEM MW, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Nine months ended September 30, 2003 and 2004

	2003	2004

Cash flows from operating activities:
Net income (loss)	$1,888,000	$(6,908,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,485,000	4,281,000
Amortization	262,000	337,000
Provision for doubtful accounts	7,996,000	10,466,000
Minority interest expense	1,107,000	—
Increase (decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	(18,584,000)	(7,270,000)
Inventories of supplies, prepaid expenses, and other current assets	2,853,000	465,000
Accounts payable, accrued, and other liabilities	166,000	277,000

Net cash provided by (used in) operating activities	(827,000)	1,648,000

Cash flows from investing activities:
Capital expenditures	(6,721,000)	(1,301,000)
Purchase of minority interest partnership units	(20,134,000)	—
Other investing activities	(665,000)	2,000

Net cash used in investing activities	(27,520,000)	(1,299,000)

Cash flows provided by financing activity:
Net change in due to affiliate	28,358,000	147,000

Net change in cash	11,000	496,000
Cash, beginning of period	51,000	92,000

Cash, end of period	$62,000	$588,000

Supplemental disclosures:
Interest paid through due to affiliate	4,500,000	4,500,000

Income tax payments are made at the parent company level.

See accompanying notes to condensed consolidated financial statements.

TENET HEALTHSYSTEM MW, INC.

AND SUBSIDIARIES

Notes To Unaudited Condensed Consolidated Financial Statements

(1)	Basis of Presentation and Organization

      Tenet HealthSystem MW, Inc., a Massachusetts corporation (the Company), is a wholly-owned subsidiary of Tenet HealthSystem HealthCorp, which is a wholly-owned subsidiary of Tenet Healthcare Corporation (together with its subsidiaries, “Tenet”). The Company operates Metrowest Medical Center (the Hospital) and certain other healthcare businesses related to the Hospital. The Hospital includes two acute care facilities that provide inpatient, outpatient and emergency care services: a 281-bed facility located in Framingham, MA, and a 194-bed facility located in Natick, MA.

      The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the Medical Center) and have been prepared in conformity with accounting principles generally accepted in the United States of America for interim reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. Management believes the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the periods presented.

      Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full fiscal year. Reasons for this include, among others: overall revenue and cost trends, particularly recent trends in patient accounts receivable collectibility and associated increases in provisions for doubtful accounts; the timing and magnitude of price changes; fluctuations in contractual allowances; changes in Medicare regulations; the timing and magnitude of negotiations and resolutions of disputes with managed care companies; levels of malpractice expense and settlement trends; impairment of long-lived assets; restructuring charges; litigation and investigation costs; acquisitions and dispositions of facilities and other assets; income tax rates; and changes in occupancy levels and patient volumes. Factors that affect patient volumes and, thereby, results of operations include, but are not limited to (1) unemployment levels, (2) the business environment of the local communities, (3) the number of uninsured and underinsured individuals in the local communities, (4) seasonal cycles of illness, (5) climate and weather conditions, (6) vacation patterns of both patients and physicians, (7) local health cares competitors and (8) other factors relating to the timing of elective procedures. These considerations apply to year-to-year comparisons as well.

      The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2003.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

TENET HEALTHSYSTEM MW, INC.
AND SUBSIDIARIES

Notes To Unaudited Condensed Consolidated Financial Statements —  (Continued)

(2)	Property and Equipment

      Property and equipment consist of the following as of September 30, 2004 and December 31, 2003:

	September 30,	December 31,
	2004	2003

Land	$5,983,000	$6,359,000
Buildings and improvements	37,679,000	39,201,000
Equipment	36,013,000	35,455,000
Construction in progress	2,690,000	1,174,000

	82,365,000	82,189,000
Less accumulated depreciation	(21,289,000)	(17,356,000)

Property and equipment, net	$61,076,000	$64,833,000

(3)	Net Patient Service Revenue

      Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospectively cost-based revenues, which were more prevalent in earlier periods, and certain other payments, which are based on Medical Center’s cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review and it can take several years until final settlement of such matters are completely resolved. Because the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Medical Center could change by material amounts. Adjustments for valuation allowances and prior-year cost report settlements increased net patient service revenue by approximately $8,203,000 in the nine-month period ended September 30, 2003 and decreased net patient service revenue by approximately $141,000 in the nine-month period ended September 30, 2004.

      Prior to the fourth quarter of 2003, the Medical Center recorded estimates for contractual allowances and cost report settlements based on the amounts generated from information accumulated from various accounting and information systems. Adjustments to these accruals were generally made upon the final settlement of Medicare and Medicaid cost reports. In the fourth quarter of 2003, the Medical Center completed the implementation of a new system and estimation process for recording Medicare net revenue and estimated cost report settlements. This resulted in a refinement in recording the accruals to more closely reflect the expected final settlements on the Medical Center’s cost reports. For filed cost reports, the Medical Center now records the accrual based on those cost reports and subsequent activity, and records a valuation allowance against those cost reports based on historical settlement trends. Beginning in the fourth quarter of 2003, the accrual is recorded based on estimates of what the Medical Center expects to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must be filed generally within the five months after the end of the annual cost reporting period. After the cost report is filed, the accrual may be adjusted accordingly. This change in approach during 2003 was inseparable from a change in estimate.

      Revenues under managed care health plans are based primarily on payment terms involving predetermined rates per diagnosis, per diem rates, discounted fee-for-service rates, stop-loss payment provisions and/or other similar contractual arrangements. These revenues also are subject to review and possible audit by the payers.

      The Medical Center believes that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. The Medical Center is not aware of any material claims, disputes or unsettled matters with any payers for which it has not adequately provided for in the accompanying condensed consolidated financial statements.

TENET HEALTHSYSTEM MW, INC.
AND SUBSIDIARIES

Notes To Unaudited Condensed Consolidated Financial Statements —  (Continued)

(4)	Provision for Doubtful Accounts

      The Medical Center provides for an allowance against accounts receivable for an amount that could become uncollectible whereby such receivables are reduced to their estimated net realizable value. The Medical Center estimates this allowance based on the aging of its accounts receivable, its historical collection experience by each type of payor and other relevant factors.

      During the nine months ended September 30, 2003, the Medical Center recorded additional provisions for doubtful accounts of approximately $931,000 to write down its patients accounts receivables to their estimated net realizable value. The additional charge during the nine months ended September 30, 2003 consisted of two components (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns for self-pay and managed care accounts receivable in light of the trends at that time.

      During the nine months ended September 30, 2004, the Medical Center further modified its process for estimating and writing down all existing self-pay accounts (and all future self-pay accounts receivable when they are recorded) to their net realizable value, resulting in an additional provision for doubtful accounts in the amount of approximately $3,211,000. This change in how the Medical Center estimates the net realizable value of self-pay accounts was primarily attributable to the continued increase in numbers of uninsured and underinsured patients.

(5)	Related Party Transactions

      Related party transactions include the following:

(a) The Medical Center has a cash management arrangement with Tenet. Pursuant to this arrangement, the Medical Center’s cash receipts are funded by Tenet through a zero-balance bank account as checks are presented for payment. Medical Center cash on deposit in the accounts of Tenet is presented net of amounts payable to Tenet and is classified in “Due to affiliate” in the accompanying condensed consolidated balance sheet, a non interest-bearing account.

(b) Tenet advanced funds to the Medical Center for insurance coverage, other operating costs and asset purchases during the nine months ended September 30, 2003 and 2004. Additionally, Tenet charged the Medical Center a management fee recorded in other operating expenses of $6,261,000 and $7,611,000 for the nine months ended September 30, 2003 and 2004, respectively, for administrative, financial and technical support, which are generally allocated on a pro rata basis utilizing net operating revenues for all of Tenet’s hospitals. Such expense allocations to the Medical Center may not be representative of the costs to be incurred in the future or on a stand alone basis. Management believes the allocation method described above is reasonable.

(c) Substantially all of the Medical Center’s professional and comprehensive general liability risks in excess of self-insured retentions, which vary by policy year from $1 million to $2 million per occurrence, are insured through wholly owned insurance subsidiaries of Tenet. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. The Medical Center is charged an allocation of cost by Tenet for its portion of cost relating to this program. The amount allocated to the Medical Center for these costs for the nine months ended September 30, 2003 and 2004 was approximately $1,820,000 and $1,533,000, respectively.

(d) Note payable to affiliate of $60,000,000 as of September 30, 2003 and 2004 consists of a note payable to an affiliate of the Medical Center, bearing interest at 10% and payable in one principal installment on March 5, 2009. Interest expense for each of the nine months ended September 30, 2003 and 2004 was $4,500,000.

TENET HEALTHSYSTEM MW, INC.
AND SUBSIDIARIES

Notes To Unaudited Condensed Consolidated Financial Statements —  (Continued)

(6)	Claims and Lawsuits

      Tenet and the Medical Center are subject to a significant number of claims and lawsuits. Tenet is also the subject of federal and state agencies’ heightened and coordinated civil and criminal investigations and enforcement efforts, and has received subpoenas and other requests for information relating to a variety of subjects. In the present environment, management expects these enforcement activities to take on additional importance, that government enforcement activities will intensify, and that additional matters concerning Tenet and its subsidiaries may arise. Management also expects new claims and lawsuits to be brought against Tenet and its subsidiaries from time to time. Tenet is indemnified by HCA Inc., which owned a 79.9% interest in the Hospital prior to the Company acquiring its 79.9% interest in the Hospital on March 6, 1999, for certain claims related to the period from May 1, 1996 through March 5, 1999.

      The results of these claims and lawsuits cannot be predicted, and it is possible that the ultimate resolution of these claims and lawsuits, individually or in the aggregate, may have a material adverse effect on the Medical Center’s business (both in the near and long term), financial position, results of operations or cash flows. Although Tenet and the Medical Center defend themselves vigorously against claims and lawsuits and cooperate with investigations, these matters (1) could require payment of substantial damages or amounts in judgments or settlements, which individually or in the aggregate could exceed amounts, if any, that may be recovered under insurance policies where coverage applies and is available, (2) cause substantial expenses to be incurred, (3) require significant time and attention from management and (4) could cause Tenet to close or sell hospitals or otherwise modify the way its business is conducted.

      Where specific amounts are sought in any pending legal proceeding, those amounts are disclosed. For all other matters, where the possible loss or range of loss is reasonably estimable, an estimate is provided. Where no estimate is provided, the possible amount of loss is not reasonably estimable at this time. Tenet presently cannot determine the ultimate resolution of all investigations and lawsuits.

      Currently pending legal proceedings and investigations that are not in the ordinary course of business are principally related to the subject matters set forth below.

      In July 2003, Tenet and several of its subsidiaries received administrative subpoenas from the United States Attorney’s Office for the Central District of California, seeking documents from 1997 to 2003 related to physician relocation agreements at seven Southern California hospitals owned by Tenet subsidiaries, as well as summary information about physician relocation agreements related to all of its hospital subsidiaries, including the Medical Center. Specifically, the subpoenas, issued in connection with a criminal investigation, seek information from Tenet, three intermediary corporate subsidiaries and subsidiaries that own or owned seven of Tenet’s Southern California hospitals. Tenet is cooperating with the government regarding this investigation.

      Tenet, including the Medical Center, records reserves for claims and lawsuits when they are probable and reasonably estimable. In cases where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, Tenet, including the Medical Center, has not recognized all potential liabilities that may result. If adversely determined, the outcome of some of these matters could have a material adverse effect on the liquidity, financial position or results of operations of Tenet or the Medical Center

(7)	Subsequent Events

      In October 2004, Tenet announced that several of its subsidiaries, including the Company, had entered into a definitive agreement to sell three hospitals in Massachusetts, including the Hospital. The other hospital is St. Vincent Hospital in Worcester. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $167 million.